Exhibit 99.1

NEWS RELEASE

Investors and Media Contacts:
Bill Horning / Tom Taggart
925.658.6193 / 925.658.6511

THE PMI GROUP, INC. REPORTS

SECOND QUARTER 2009 FINANCIAL RESULTS

Walnut Creek, CA, August 7, 2009 - The PMI Group, Inc. (NYSE: PMI) (the “Company”) today reported a loss from continuing operations for the second quarter of 2009 of $222.6 million, or $2.71 per basic and diluted1 share, compared with a loss from continuing operations of $251.0 million, or $3.09 per basic and diluted1 share, for the same period one year ago. The loss from continuing operations for the second quarter of 2009 was primarily driven by U.S. Mortgage Insurance Operations’ continued high losses and loss adjustment expenses (LAE), decreases in U.S. Mortgage Insurance Operations’ premiums earned and a $25.4 million after-tax charge due to an increase in the fair market value of certain holding company senior debt instruments.

The PMI Group, Inc. Second Quarter Results

	Three Months Ended June 30,
(Dollars in thousands, except per share data)	2009	2008
Loss from continuing operations	$(222,627)	$(250,970)
Income from discontinued operations, net of income taxes*	7	4,684

Net loss	$(222,620)	$(246,286)

Diluted loss from continuing operations per share	$(2.71)	$(3.09)
Diluted income from discontinued operations per share	—	0.06

Diluted net loss per share	$(2.71)	$(3.03)

*	Includes the results of PMI Australia, PMI Asia and PMI Guaranty.

The PMI Group, Inc. 2009 Year-to-Date Results

	Six Months Ended June 30,
(Dollars in thousands, except per share data)	2009	2008
Loss from continuing operations	$(337,888)	$(556,886)
(Loss) income from discontinued operations, net of income taxes*	(23)	36,636

Net loss	$(337,911)	$(520,250)

Diluted loss from continuing operations per share	$(4.12)	$(6.86)
Diluted income from discontinued operations per share	—	0.45

Diluted net loss per share	$(4.12)	$(6.41)

*	Includes the results of PMI Australia, PMI Asia and PMI Guaranty.

[1]

Due to the net loss in the quarter, dilutive components of shares outstanding such as stock options were not included in fully diluted shares outstanding as their inclusion would have been anti-dilutive.

Selected Consolidated Continuing Operating Results

Consolidated net premiums written for the second quarter and first half of 2009 totaled $169.7 million and $354.6 million, respectively, compared with $202.2 million and $414.9 for the same periods one year ago. The decreases were due primarily to lower levels of new insurance written and higher refunded premiums from rescissions of insurance previously written.

Consolidated premiums earned for the second quarter and first half of 2009 were $181.6 million and $369.7, respectively, compared with $207.4 million and $418.5 million for the same periods one year ago. The decreases were due primarily to lower levels of new insurance written and premium refunds related to rescissions of insurance previously written, partially offset by higher persistency in the U.S. Mortgage Insurance Operations.

Consolidated losses and LAE, which includes paid claims, loss adjustment expenses and additions to reserve for losses, for the second quarter and first half of 2009 were $480.8 million and $863.8 million, respectively, compared with $556.1 million and $1.1 billion for the same periods one year ago. The decrease in the second quarter compared with the same period one year ago was primarily due to a lower net loss reserve increase of $277.8 million in U.S. Mortgage Insurance Operations, partially offset by higher paid claims in PMI Europe.

Consolidated reserve for losses and LAE totaled $3.2 billion as of June 30, 2009 compared with $2.9 billion as of March 31, 2009 and $2.2 billion as of June 30, 2008. Reserves for losses and LAE in the U.S. Mortgage Insurance Operations increased in the second quarter of 2009 by a gross amount of $330.7 million to $3.2 billion and was partially offset by a $52.9 million credit from reinsurance recoverables, primarily from captive reinsurance agreements. The increase in this quarter for reserves for losses and LAE was primarily due to higher default inventories and higher average claim rates and claim sizes in the U.S. Mortgage Insurance Operations’ modified pool insurance portfolio, partially offset by lower average primary claim sizes and increased rescission activity.

Consolidated other underwriting and operating expenses for the second quarter and first half of 2009 were $39.8 million and $79.8 million, respectively, compared with $53.0 million and $100.6 million for the same periods one year ago. The decreases in other underwriting and operating expenses in the second quarter compared to the corresponding period in 2008 was primarily due to a decrease in payroll and related expenses offset by an increase in deferred compensation expenses in U.S. Mortgage Insurance Operations.

The PMI Group, Inc. Second Quarter Results by Segment

	Second Quarter Total Revenues		Second Quarter (Loss) Income from Continuing Operations
(Dollars in millions, except per share data)	2009	2008	2009	2008
U.S. Mortgage Insurance Operations[2]	$230.8	$219.9	$(175.8)	$(225.9)
International Operations[3]	9.6	16.6	(13.5)	4.6
Financial Guaranty[4]	—	—	—	(24.3)
Corporate and Other[5]	(38.2)	23.0	(33.4)	(5.4)

Total	$202.2	$259.6	$(222.6)	$(251.0)

Diluted Loss from Continuing Operations Per Share[1]			$(2.71)	$(3.09)

May not total due to rounding.

The PMI Group, Inc. Year to Date Results by Segment

	First Six Months Ended June 30 Total Revenues		First Six Months Ended June 30 (Loss) from Continuing Operations
(Dollars in millions, except per share data)	2009	2008	2009	2008
U.S. Mortgage Insurance Operations[2]	$439.8	$497.2	$(303.3)	$(398.3)
International Operations[3]	22.9	25.2	(6.7)	(10.8)
Financial Guaranty[4]	—	(88.0)	—	(147.3)
Corporate and Other[5]	(15.5)	56.9	(27.8)	(0.4)

Total	$447.2	$491.3	$(337.9)	$(556.9)

Diluted (Loss) from Continuing Operations Per Share			$(4.12)	$(6.86)

May not total due to rounding.

Supplemental Financial Information

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The PMI Group, Inc.’s Second Quarter 2009 Financial Supplement, Net Operating Income (NOI) Reconciliation and Supplemental Portfolio Information presentation can all be found at www.pmi-us.com under Investor Relations.

ABOUT THE PMI GROUP, INC.

The PMI Group, Inc. (NYSE: PMI), headquartered in Walnut Creek, CA, provides innovative credit, capital, and risk transfer solutions that expand homeownership and fund essential services for our customers and the communities they serve. Through its wholly owned subsidiaries, PMI offers residential mortgage insurance and credit enhancement products. For more information: www.pmi-us.com.

Cautionary Statement: Statements in this press release and supplements that are not historical facts, or that relate to future plans, events or performance are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements. Such factors include, among others:

•

Potential significant future losses as a result of changes in economic and market conditions, such as a deepening of the current economic recession; decreases in housing demand, mortgage originations or housing values; a further reduction in the liquidity in the capital markets or further contraction of credit markets; further increases in unemployment rates; changes in interest rates or consumer confidence; and/or changes in credit spreads;

•	our expectation that, as a result of continued losses, we will need to raise significant additional capital and/or achieve significant statutory capital relief in 2009;

•	the risk that we may be unable to maintain minimum regulatory risk-to-capital and policyholders surplus requirements and, in that event, that we must cease writing new business in some or all states;

•	the limitations we have placed on new business writings and the concentration of our business among a relatively small number of large customers;

[2]

“U.S. Mortgage Insurance Operations” includes the financial results of PMI Mortgage Insurance Co. (PMI), affiliated U.S. reinsurance companies and equity in earnings from CMG Mortgage Insurance Company (CMG MI).

[3]	“International Operations” includes the financial results of PMI Europe and PMI Canada.

[4]	“Financial Guaranty” includes our equity investments in FGIC Corporation (FGIC) and RAM Holdings Ltd. (RAM Re).

[5]	The “Corporate and Other” segment primarily consists of the financial results of the holding company, contract underwriting operations and intercompany eliminations.

•	the potential future impairment of the value of certain securities held in our investment portfolios as a result of the significant volatility in the capital markets;

•	the potential that our actual losses may substantially exceed our current loss reserve estimates or that our underwriting policies may not anticipate all risks and/or the magnitude of potential loss;

•	heightened regulatory and litigation risks faced by the financial services industry, the mortgage insurance industry and PMI;

•

the potential litigation risk associated with our increased rescission activity and, in the event that we are unsuccessful in defending our rescission decisions, the need to establish loss reserves for, and reassume risk on, delinquent rescinded loans;

•	the aging of our mortgage insurance portfolio and changes in severity or frequency of losses associated with our mortgage insurance policies;

•

the performance of our insured portfolio of higher risk loans, such as Alternative-A (“Alt-A”) and less than-A loans, and adjustable rate and interest-only loans, which have resulted in increased losses in 2007 and 2008 and are expected to result in further losses;

•	the risk that Fannie Mae and/or Freddie Mac (collectively, the “GSEs”) determine that we are no longer an eligible provider of mortgage insurance;

•	changes in persistency rates of our mortgage insurance policies caused by, among other things, changes in refinancing activity and home values;

•	the risk that we are not able to timely satisfy certain obligations under our credit facility and an event of default occurs;

•	further downgrades or other ratings actions with respect to our credit ratings or insurer financial strength ratings assigned by the major rating agencies;

•	heightened competition from the Federal Housing Administration and the Veterans’ Administration or other private mortgage insurers;

•	potential changes in the charters or business practices of the GSEs, the largest purchasers of mortgages;

•

volatility in our earnings caused by changes in the fair value of our derivative contracts and our need to reevaluate the premium deficiencies in our mortgage insurance business on a quarterly basis; and

•

potential additional losses in our European operations as a result of deteriorating economic conditions and the potential that we must make additional capital contributions to those operations pursuant to a capital support agreement.

Other risks and uncertainties are discussed in our SEC filings, including in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed August 7, 2009, and of our Annual Report on Form 10-K for the year ended December 31, 2008. We undertake no obligation to update forward-looking statements.

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THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
	(Dollars and shares in thousands, except per share data)
Net premiums written	$169,724	$202,161	$354,570	$414,855

Revenues
Premiums earned	$181,600	$207,415	$369,694	$418,456
Net gain from credit default swaps	7,003	9,550	14,759	10,350
Net investment income	29,116	35,774	63,721	70,483
Net realized investment gains (losses)	23,392	(13,383)	17,341	27,926
Change in fair value of certain debt instruments	(39,079)	16,957	(20,603)	45,665
Impairment of unconsolidated subsidiaries	—	—	—	(87,981)
Other income	131	3,251	2,315	6,446

Total revenues	202,163	259,564	447,227	491,345

Losses and expenses
Losses and loss adjustment expenses	480,841	556,065	863,788	1,112,118
Amortization of deferred policy acquisition costs	3,753	4,222	7,098	8,818
Other underwriting and operating expenses	39,752	52,962	79,773	100,565
Interest expense	11,731	9,912	23,583	18,275

Total losses and expenses	536,077	623,161	974,242	1,239,776

Loss before equity in losses from unconsolidated subsidiaries and income taxes	(333,914)	(363,597)	(527,015)	(748,431)
Equity in losses from unconsolidated subsidiaries	(1,392)	(21,456)	(3,838)	(54,933)

Loss from continuing operations before income taxes	(335,306)	(385,053)	(530,853)	(803,364)
Income tax benefit from continuing operations	(112,679)	(134,083)	(192,965)	(246,478)

Loss from continuing operations	(222,627)	(250,970)	(337,888)	(556,886)
Income (loss) from discontinued operations, net of taxes	7	4,684	(23)	36,636

Net loss	$(222,620)	$(246,286)	$(337,911)	$(520,250)

Diluted loss from continuing operations per share	$(2.71)	$(3.09)	$(4.12)	$(6.86)
Diluted income from discontinued operations per share	—	0.06	—	0.45

Diluted net loss per share	$(2.71)	$(3.03)	$(4.12)	$(6.41)

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2009	December 31, 2008	June 30, 2008
	(Unaudited)	(Audited)	(Unaudited)
	(Dollars and shares in thousands, except per share data)
Assets
Investments	$2,375,877	$2,221,595	$2,691,874
Cash and cash equivalents	1,264,971	1,483,313	424,938
Investments in unconsolidated subsidiaries	147,335	150,377	151,226
Reinsurance recoverables	602,318	482,678	314,615
Deferred policy acquisition costs	40,718	34,791	27,497
Property, equipment and software, net of accumulated depreciation and amortization	119,414	131,211	150,435
Other assets	392,574	320,434	342,075
Assets - discontinued operations - held for sale	—	—	1,618,497

Total assets	$4,943,207	$4,824,399	$5,721,157

Liabilities
Reserve for losses and loss adjustment expenses	$3,235,372	$2,709,286	$2,202,537
Unearned premiums	95,741	111,656	129,237
Debt	427,116	481,764	604,694
Other liabilities	204,985	243,468	160,663
Liabilities - discontinued operations - held for sale	—	—	615,441

Total liabilities	3,963,214	3,546,174	3,712,572
Shareholders’ equity	979,993	1,278,225	2,008,585

Total liabilities and shareholders’ equity	$4,943,207	$4,824,399	$5,721,157

Basic shares issued and outstanding	82,339	81,688	81,245

Book value per share	$11.90	$15.65	$24.72

Note: Please refer to The PMI Group, Inc. Second Quarter 2009 Financial Supplement for additional information.